                                                                   EXHIBIT 10.20


                          COLLABORATIVE DISCOVERY
                        AND LEAD OPTIMIZATION AGREEMENT


     This Collaborative Discovery and Lead Optimization Agreement (the "Agreement") is made and effective as of February 11, 2000 (the "Effective Date"), by and between 3-Dimensional Pharmaceuticals, Inc., a corporation having its principal place of business at Eagleview Corporate Center, 665 Stockton Drive, Suite 104, Exton, PA 19341, U.S.A. (" 3DP"), and DuPont Pharmaceuticals Company (a wholly-owned subsidiary of E. I. DuPont de Nemours & Co. ("DuPont")) having its principal place of business at Centre Road, Chestnut Run Plaza, Building 721, Wilmington DE 19880 ("DPC"). 3DP and DPC may be referred to herein as a "Party" or, collectively, as the "Parties".

     WHEREAS, 3DP is engaged in discovery research for a variety of biologically active compounds and the development of technologies to facilitate such research, and 3DP has patented systems for generating chemical compounds having desired pharmaceutical properties;

     WHEREAS, DPC is engaged in research and development of human therapeutic products;

     WHEREAS, 3DP and DPC desire to enter into a research and development collaboration identify qualified lead compounds active against selected targets and suitable for medicinal chemistry optimization that may be developed and commercialized by DPC;

     NOW, THEREFORE, in consideration of the various promises and undertakings set forth herein, the Parties agree as follows:


ARTICLE 1.   DEFINITIONS

     The terms in this Agreement with initial letters capitalized, whether used in the singular or the plural, shall have the meaning set forth below or, if not listed below, the meaning designated in places throughout this Agreement.

     1.1 "Active Compound" means a 3DP Compound or Derivative Compound that has been formally selected by DPC for preclinical and/or clinical development.

     1.2 "Affiliate" means (i) any corporation or business entity of which at least 50% of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by 3DP or DPC; or (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds at least 50% of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest, of 3DP or DPC.

     1.3     "Agreement" means the present agreement including its Appendices.

     1.4 "Confidential Information" means all information that has or could have commercial value or other utility in a Party's business, or the unauthorized disclosure of which could be detrimental to the Party's interests, including confidential information, inventions,
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know-how, data and materials relating to the Research Program or to the Licensed
Products, and shall include without limitation research, technical, clinical development, manufacturing, marketing, financial, personnel and other business information and plans, whether in oral, written, graphic or electronic form.

     1.5 "Custom Accessible Library" means any DirectedDiversity? Chemical Library produced by 3DP using 3DP DirectedDiversity? Technology and structure activity data provided by DPC.

     1.6 "Combination Product" means a Licensed Product which includes one or more active ingredients other than an Active Compound.

     1.7 "Derivative Compound" means any compound other than a 3DP Compound, but which: (a) acts against or through a Target and is first synthesized [**] and which is derived through iterative rational drug design [**] with respect to the Target; or (b) is claimed by any 3DP Patent covering discoveries or inventories made in the performance of the Research Program.

     1.8 "DirectedDiversity? Chemical Library" means a computer-generated library of compounds containing integrated structure-activity and synthesis data.

     1.9     "DPC" means DuPont Pharmaceuticals Company as identified above.

     1.10    "DuPont" means E. I. DuPont de Nemours & Co. as identified above.

     1.11 "Effective Date" means the effective date of this Agreement as set forth above.

     1.12 "Field" means [**] of compounds against or acting through Targets. The Field for any particular Target will include all therapeutic indications for compounds acting through Targets, including but not limited to the indications identified in the Research Plan approved by the Research Steering Committee.

     1.13 "Licensed Product" means any commercial product containing an Active Compound.

     1.14 "First Commercial Sale" shall mean, with respect to a given Licensed Product, the first sale for use or consumption by the public of such Licensed Product in a country after all required approvals, including marketing and pricing approvals, have been granted by the applicable governmental drug regulatory agency of such country.

     1.15 "FTE" means a full time equivalent scientist (i.e., one full-time or multiple part-time scientists aggregating to one full-time scientist) employed by 3DP and assigned to work on the Research Program with such time and effort to constitute one scientist working on the Research Program on a full time basis consistent with normal business and scientific practice (at least 40 hours per week of dedicated effort; on an annual basis, at least 40 hours per week of dedicated effort for at least 48 weeks per year). In no event, does an FTE include a subcontractor.


** Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

     1.16 "NDA" means an application for the final approval required for authorization for marketing of a Licensed Product in a given country (including applicable regulatory, marketing and pricing approval) in accordance with the applicable laws and regulations of a given country. In the U.S., NDA means a New Drug Application or its equivalent in the Food and Drug Administration or successor agency.

     1.17 "Net Sales" means the aggregate gross invoiced sales price of Licensed Product sold in the Territory by DPC, its Affiliates and any licensees or sublicensees, to an independent third party, including but not limited to distributors, in bona fide, arms-length transactions, after deduction of the following items (to the extent actually incurred or reasonably estimated and accrued and to the extent not already deducted in the amount invoiced): (i) customary trade, quantity and case discounts, wholesaler-charge backs, or rebates (including rebates to governmental agencies); (ii) customary credits or allowances for rejection or return of previously sold Licensed Products; (iii) any direct tax, duties, surcharges or government charge (other than an income tax) levied on the sale, transportation or delivery of a Licensed Product and borne by the seller thereof; (iv) retroactive price reductions; and (iv) any charge for freight or insurance if separately stated.

     In the circumstance where all the active ingredients of a Combination Product are also sold separately and in identical strengths to those contained in the Combination Product, then the following shall apply:

     Net Sales shall be calculated as set forth above on the basis of the gross invoice price of a Licensed Product containing the same weight of Active Compound sold independently [ A ] divided by the sum of the gross invoice price of each of the active ingredients contained in the Combination Product sold independently [ B + A ], multiplied by the gross invoice price of the Combination Product, as shown by the following formula:

     Net Sales =     [A]  x [gross invoice price of the Combination Product]
                   -------
                   [B + A]

     In the event the Active Compound and/or any of the other active ingredients of a Combination Product are not sold separately in identical strengths to those contained in the Combination Product, then the Parties agree to negotiate in good faith the calculation of Net Sales with regard to such Combination Product based upon the relative value of the active ingredients as determined by the Parties hereto in good faith.

     1.18 "Patents" means all U. S. patent applications or issued patents, including provisionals, divisionals, continuations, continuations-in-part, reissues and extensions derived therefrom, such as patent term restorations, supplementary protection certificates, etc., as well as all foreign patents and foreign patent counterparts to the foregoing.

     1.19 "Qualified Lead Compound" means a 3DP Compound or a Derivative Compound that satisfies the criteria established by the Research Steering Committee.

     1.20 "Research Plan" means the detailed description of the research and development activities of the Parties for particular Targets in the performance of the Research Program. The

Research Plan shall be prepared by the RSC and shall be updated in writing as changes are made to the Research Plan.

     1.21 "Research Program" means the collaborative discovery and optimization activities of the Parties, as described in Article 2, that are intended to lead to the discovery of small molecule Qualified Lead Compounds that have an agreed upon level of activity against a Target and are suitable for medicinal chemistry optimization and commercial development by DPC.

     1.22 "Research Program Patents" shall mean those Patents that claim discoveries or inventions that are conceived in the course of the Research Program and reduced to practice during either the term of the Research Program or a period of [**] following the termination of the Research Program [**].

     1.23 "Research Steering Committee" or " RSC" means the committee to be formed pursuant to Article 3 of this Agreement.

     1.24 "Target" means a protein to be selected by the RSC and approved both by 3DP and DPC, against which Qualified Lead Compounds and Active Compounds are to be developed. Such Targets shall be specified in writing in the Research Plan. Any particular Target shall include the human Target and [**].

     1.25    "Territory" means the entire world.

     1.26 "Third Party" means an individual, corporation or other entity other than the Parties and their Affiliates.

     1.27 "3DP" means 3-Dimensional Pharmaceuticals, Inc. as identified above.

     1.28 "3DP Accessible Library" means any DirectedDiversity? Chemical Library that is generated by 3DP outside of the Research Program.

     1.29 "3DP Compound" means any compound that is synthesized by 3DP during the term of the Research Program and acts through a Target.

     1.30 "3DP DirectedDiversity? Technology" means 3DP Patents and proprietary know-how that relate to generating and utilizing a DirectedDiversity? Chemical Library, including but not limited to U.S. Patent Nos. 5,463,564; 5,574,656; and 5,684,711 and 5,901,069. This term does not include the SAR models as described in Article 2 of this Agreement.

     1.31 "3DP Patents" means any Patents owned or controlled by 3DP by assignment, license or otherwise, which 3DP has the right to license or sublicense to DPC, other than Research Program Patents.

     1.32 "Valid Claim" means a claim of a Patent that has not lapsed or become abandoned or been declared invalid or unenforceable by a court or agency of competent jurisdiction from which no appeal can be or has been taken.

**Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

Article 2. RESEARCH PROGRAM

     2.1 General Project Description. The Parties contemplate that the Research Program will include the following steps and activities:

             (a) DPC will furnish to 3DP the structure and activity data on chemical compounds screened against a Target, including both compounds that are active ("Hits") and compounds that are inactive against the Target.


             (b) 3DP will use its DirectedDiversity? Technology to compute a chemical descriptor matrix to describe and map the compounds for which DPC provides data. 3DP also will develop a Structure Activity Relationship ("SAR") model based on this descriptor matrix for Hits.

             (c) 3DP will compare the SAR model with compounds in 3DP Accessible Libraries, and 3DP will identify [**] compounds to be synthesized by 3DP and supplied to DPC for testing. 3DP will supply between [**] milligrams of each such compound in 96 deep well plates (about 80 compounds per plate). These compounds will meet a minimum purity of [**] of the compounds provided. Upon request of DPC, 3DP will provide additional quality control for individual compounds.

             (d) 3DP will provide DPC with a secure internet based communication channel to provide activity or other compound related data to 3DP.

             (e) 3DP will develop an improved SAR model based on the testing data provided by DPC. This improved SAR will be used to perform iterative rounds of selection and synthesis of compounds from 3DP Accessible Libraries, and/or to develop Custom Accessible Libraries from which compounds will be selected and synthesized, and/or to perform preliminary medicinal chemistry optimization and synthesis. Such compounds will be supplied to DPC for additional testing in furtherance of the Research Program.

     2.2 Production of Qualified Lead Compounds. 3DP will iterate the steps of the foregoing Section 2. 1 (e) until [**] Qualified Lead Compounds have been identified for a Target.

     2.3 Production of Active Compounds. 3DP will chemically modify Qualified Lead Compounds as may be appropriate with the objective of generating compounds which will be selected as Active Compounds by DPC.

     2.4 Development of Active Compounds. DPC will conduct the preclinical and clinical tests as it deems appropriate for the commercial development of Active Compounds in the Field that are developed from Qualified Lead Compounds.


** Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

     2.5 Initial Term and Extension of Research Program. The initial term of the Research Program shall run until December 31, 2001. DPC may extend the term of the Research Program for up to 3 additional 1-year periods on an annual basis by notifying 3DP in writing at least ninety (90) days prior to the end of the initial term or any extended one-year term then in effect.

     2.6 Additional and Alternative Targets. DPC, through the Research Steering Committee, shall have the option to bring forward a total of up to [**] Targets at any one time or to propose changing Targets.

     2.7 Research Efforts. Each party shall use good faith commercially reasonable and diligent efforts (as defined below) to perform its responsibilities in the performance of the Research Program. DPC will provide funding to 3DP as set forth in Section 4.1 during the ten-n of the Research Program to support qualified FTEs at 3DP, which funding by DPC shall be contingent upon 3DP providing and retaining at least [**] such qualified FTEs assigned to the performance of the Research Program. As used herein, the term "commercially reasonable and diligent efforts" will mean, unless the Parties agree in writing otherwise, those efforts consistent with the exercise of prudent scientific and business judgment in accordance with industry standards, as applied to other programs of similar scientific and commercial potential.

     Throughout the term of the Research Program, including any extensions thereof, 3DP shall assign the number of FTE qualified scientists specified in the Research Plan to perform the work set forth in the Research Plan. The mixture of skills and levels of such FTEs shall be appropriate to the scientific objectives of the Research Program and 3DP shall provide information about these FTEs to the RSC upon request. Unless the RSC agrees otherwise in writing, at least 50% of such FTE support shall be Ph.D. level scientists. The scientists comprising such FTEs and their percentage of time devoted to working on the Research Program shall be identified in Research Plan. In the event that DPC has reasonable concerns regarding any scientist assigned by 3DP to the Research Program, such concerns shall be communicated to and addressed by the RSC. The Parties shall proceed diligently with the work set out in the Research Plan by using their respective good faith commercially reasonable and diligent efforts.

     Other than the research funding provided by DPC to 3DP under Section 4.1 hereof, and except as otherwise specifically agreed in writing by 3DP and DPC, each party shall be responsible for all costs and expenses it incurs in its performance of the Research Program.

     2.8 Disclosure of Results; Reports. The results of all work performed by the Parties as part of the Research Program shall be promptly disclosed to the other Party as such results are obtained. The Parties will exchange at a minimum quarterly written reports (with copies to the RSC) presenting a meaningful summary of the work performed on the Research Program. In addition, on reasonable request by DPC, 3DP will make presentations of its activities under this Agreement to inform DPC of the details of the work done under this Agreement.

**Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

     Know-how and other information regarding the Research Program disclosed by one Party to the other Party pursuant hereto may be used only in accordance with the rights granted under this Agreement. Within 30 days following the end of each calendar quarter, the Parties shall each exchange and provide to the RSC a written report summarizing in reasonable detail the work performed by it under the Research Program during the preceding calendar quarter.

Article 3. RESEARCH PROGRAM GOVERNANCE

     3.1 Research Steering Committee. 3DP and DPC agree to establish a Research Steering Committee, and shall each designate three (3) members selected by their respective R&D management to form this Research Steering Committee.
The Research Steering Committee shall be responsible for:

             (a) Adopting, reviewing and amending the Research Plan to implement the Research Program, subject to DPC approval. The Research Plan for the first Target agreed to by the Parties is described in Appendix A.
                                            ----------

             (b)    Monitoring the progress of research in the Research Program.

             (c) Reviewing initial Target and any subsequent Target selection.

             (d) Agreeing on and adopting criteria for the designation of Qualified Lead Compounds. As an example, the Parties contemplate that to satisfy such criteria in the case of Hits that inhibit a Target with an [**], a Qualified Lead Compound would require a [**] relatively more selective against a Target than against related molecules, and be patentable. The criteria for the designation of Qualified Lead Compounds shall be set forth in the Research Plan.

             (e) Selecting Qualified Lead Compounds to be advanced for biological testing.

             (f) Reviewing and approving publications and other public disclosures related to the subject matter of the Research Program.

     3.2 RSC Meetings. The RSC shall meet in-person or by teleconference on a calendar quarter basis or more frequently as necessary as may be agreed upon, with each party to bear all travel and related costs for its representatives. Minutes of the meetings of the RSC will be generated and circulated to its members within 2 weeks following the RSC meeting.

     3.3 RSC Decision-Making Process. Each member of the RSC shall have one vote, and decisions by the RSC shall be made by a majority vote. The Parties shall attempt to resolve any disagreement among members of the RSC within the RSC based on the efficient achievement of the objectives of this Agreement. Any disagreement which cannot be resolved by a majority vote of the RSC shall be referred to the appropriate officers of 3DP and DPC for resolution as set forth in Article 12. It is the intent of the Parties to resolve issues through the RSC whenever possible and to refer issues to the officers of 3DP and DPC only when resolution through the RSC cannot be achieved.


**Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

     3.4 Management of Matters Outside the Jurisdiction of the Research Steering Committee. Matters outside the scope of the Research Program and internal to each Party are not under the purview of the Research Steering Committee. Such matters include, but are not limited to the following: internal personnel policies and programs, budgeting, finance, commercial and marketing strategies, and business decisions. However, the Parties agree to communicate with each other promptly on those matters which, while outside the scope of the Research Program, nevertheless may reasonably be expected to influence the conduct or term of the Research Program or the intended commercialization of any Qualified Lead Compounds.

ARTICLE 4. FINANCIAL TERMS

     4.1     Technology Access and FTE Reimbursement Fees.


             (a). DPC agrees to pay a nonrefundable technology access fee of [**] due within thirty (30) days of the Effective Date of this Agreement. 3DP will credit [**] against this sum based on the payment made by DPC in connection with Memorandum of Intent signed by the Parties on September 20, 1999.

             (b). DPC agrees to pay 3DP in advance, on a calendar quarterly basis for the staff allocated by 3DP for the services to be provided under this Agreement. These services will be compensated by DPC at a rate equivalent to the support for [**]. Thus, the quarterly payment for the initial term of the Research Program shall be [**]. In the event that 3DP provides less than the number of FTEs as specified above in support of the Research Program, the foregoing payments will be reduced in proportion to the level of FTE support actually provided by 3DP in support of the Research Program. Such research funding shall be payable by DPC to 3DP in four quarterly installments during the term of the Research Program within 30 days of the start of the calendar quarter. Any payment for a portion of a quarterly period shall be made on a pro rata basis. Except as provided in this Section 4.1, or as may be agreed from time to time by the parties in writing, 3DP and DPC will each bear all of its own expenses incurred in connection with the Collaboration. Depending on the total number of Targets designated and the number of 3DP FTEs reasonably necessary to meet the objectives of this Agreement, DPC and 3DP shall negotiate in good faith with respect to additional compensation to 3DP in a form to be agreed upon by the Parties, such as a lump sum payment or support by DPC for additional FTEs at 3DP. The Parties agree that the rate of compensation per FTE year shall be indexed annually to the U.S. Consumer Price Index
             (CPI) and adjusted for payments beginning with the first quarter of the year 2001.

     4.2 Extended Term Fees. The level of reimbursement for FTEs in any extended term of the Research Program extending after December 31, 2002 shall be negotiated in good faith by the Parties, and shall at least reflect any increase to the FTE support level and any changes in the CPI in accordance with Section
 4. 1 (b).

     4.3 Fees for Early Termination of the Research Program. If DPC terminates this Agreement without cause pursuant to Section 9.2 prior to the end of the initial term or any extended term of the Research Program, it agrees to pay to 3DP the balance of any financial support otherwise due for that term of the Research Program.

     4.4 Milestone Payments. DPC agrees to make milestone payments as set forth below upon the first occurrence of each milestone event for each 3DP Compound and Derivative Compound. Subject to the conditions set forth below, the milestone payments as set forth below shall be paid only one time for any particular 3DP Compound or Derivative Compound (regardless, for example, of the number of clinical trials conducted and NDA approvals obtained for that particular 3DP Compound or Derivative Compound). The amounts set forth below apply


**Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

to 3DP Compounds and the applicable payments due for Derivative Compounds shall be [**] of the milestone payment amounts set forth below:

             (d). [**] upon the [**] approval of an NDA.

The milestone payment under (a) above shall be subject to the following conditions. (1) The total amount of milestone payments under (a) above for any particular Target (i.e., for all 3DP Compounds and Derivative Compounds directed to the same Target) shall in no event exceed [**]. (2) For any particular Target (i.e., for all 3DP Compounds and Derivative Compounds directed to the same Target), all milestone payments under (a) above after the first such payment shall be deferred until the [**] for the applicable 3DP Compound or Derivative Compound.

     4.5 Royalty on Net Sales of Licensed Products. DPC agrees to pay an annual royalty based on Net Sales of Licensed Products. Royalty payments shall be due on December 31 of each calendar year in which Net Sales are generated.

             (a). The applicable royalty rate for Licensed Products that contain 3DP Compounds shall be [**] on annual Net Sales below [**] on annual Net Sales between [**] on Net Sales above [**].

             (b). The applicable royalty rate for Licensed Products that contain Derivative Compounds shall be [**] on annual Net Sales below [**], on annual Net Sales between [**] on Net Sales above [**].

             (c). The Parties agree that the foregoing annual Net Sales threshold amounts of [**] shall be indexed annually to the increase in the U.S. Consumer Price Index (CPI) for the preceding year, and shall be adjusted on January 1 of each calendar year and applied to Net Sales generated for the balance of that year. For clarification, the royalty rates are applicable to the incremental Net Sales with which they are associated only, so that, for example, the highest royalty rate is applicable only to those incremental annual Net Saes in excess of [**].

     4.6 Royalty Reduction. The royalty amounts set forth above shall be reduced by [**] on a country-by-country basis at any such time that there is no Patent pending or in effect that claims a particular Licensed Product in such country. For purposes of this Section 4.6, the royalty otherwise due in such country shall be decreased by [**].

     4.7 Royalty Period. The royalty payments set forth above shall be payable for each Licensed Product on a product-by-product and country-by-country basis from the time of First Commercial Sale of Licensed Product in such country until the later of (i) 10 years from the time of First Commercial Sale of Licensed Product in such country or (ii) until the last to expire patent containing a Valid Claim providing marketing exclusivity with respect to such Licensed Product.

     4.8 Royalty Conditions. The royalties under this Article shall be subject to the following conditions:

                    (i) that only one royalty shall be due with respect to the same unit of Licensed Product;

                    (ii) that no royalties shall be due upon the sale or other transfer among DPC, its Affiliates or licensees, but in such cases the royalty shall be due and calculated upon DPC's or its Affiliate's or licensee's Net Sales of Licensed Product to the first independent third party;

                    (iii) no royalties shall accrue on the disposition of Licensed Product in reasonable quantities by DPC, its Affiliates or licensees as part of an expanded access program or as bona fide samples or as donations to non-profit institutions or government agencies for non-commercial purposes; and

                    (iv) notwithstanding the above royalty rates, upon DPC's request, the parties agree to discuss in good faith a reduction of such royalty rate in any given country in the event the available patent protection materially decreases the commercial viability of the Licensed Product under such royalty rate.

     4.9 Third Party Patents. In the event that during the term of the royalty obligation for a Licensed Product under this Article IV, a third party shall control a patent or patents in any country covering the sale of a Licensed Product, and in the reasonable judgment of DPC, it would


**Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

be impractical or impossible for DPC (or its Affiliates or licensees or sublicensees) to continue to sell the Licensed Product without obtaining a royalty bearing license from such third party, then DPC shall be entitled to a credit against the royalties due hereunder with respect to such country in an amount equal to [**] of the royalty otherwise due under this Agreement, arising from the sale of the Licensed Product in said country. However, the foregoing royalty credit shall only be available when the total royalty obligation owed by DPC (or its Affiliates or licensees or sublicensees) to unaffiliated third parties exceeds [**] of Net Sales of Licensed Product.

     4.10 Mode of Payment. All payments to 3DP hereunder shall be made by wire transfer of United States Dollars in the requisite amount to such bank account as 3DP may from time to time designate by notice to DPC. Milestone payments shall be made with in sixty days of occurrence of the relevant milestone event and royalty payments for a given calendar year shall be made with in sixty days following the end of the calendar year. Payments shall be free and clear of any taxes (other than withholding and other taxes imposed on 3DP), fees or charges, to the extent applicable. For purposes of computing royalty payments for Net Sales made outside of the United States, such royalties shall be converted into U.S. Dollars, by applying the rate of exchange as used by DPC's global accounting system which reflects the average exchange rate for the applicable payment period.

     4.11 Records Retention. With respect to any products for which royalties are due pursuant to Section 4.6, DPC and its Affiliates and any licensees or sublicentees shall keep records, for two (2) years, of such Net Sales in sufficient detail to confirm the accuracy of the royalty calculations hereunder. At the request of 3DP, DPC shall permit an independent certified accountant of nationally recognized standing appointed by 3DP and reasonably acceptable to DPC, at reasonable times and upon reasonable notice, to examine these records solely to the extent necessary to verify such calculations. Such investigation shall be at the expense of 3DP unless it reveals a discrepancy in DPC's favor of more than ten percent, in which event it shall be at DPC's expense.

     4.12 Taxes. The Party receiving royalties and other payments under this Agreement shall pay any and all taxes levied on account of such payment. If any taxes are required to be withheld by the paying Party, it shall: (a) deduct such taxes from the remitting payment, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to the other Party and certify its receipt by the taxing authority within sixty (60) days following such payment.

Article 5. EXCLUSIVITY, OWNERSHIP OF ACCESSIBLE LIBRARIES AND LICENSE OF
RIGHTS

     5.1 Exclusivity. During the term of the Research Program and for a period of 1 year thereafter 3DP shall work exclusively with DPC, and shall not work independently of DPC, either alone or with any third party, with respect to
(i) the modeling, design, synthesis, screening and testing of compounds which act through any Target, and (ii) the screening and testing of compounds in assays to detect compounds which act through any Target.

     5.2 Ownership of 3DP Accessible Libraries and 3DP Patents; License Grant to DPC Under 3DP Patents. 3DP shall own all 3DP Accessible Libraries. In the case where any Qualified Lead Compound, Active Compound or Licensed Product resulting from the Research


**Certain portions of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

     Program that is developed by DPC is claimed in a 3DP Patent based on research outside of the Research Program, 3DP hereby grants to DPC a fully paid up, worldwide, exclusive license, with right to sublicense, in the Field under such patent to develop, make, have made, use, sell, offer for sale, have sold, import and have imported Licensed Products, provided that 3DP is not contractually prohibited under a written agreement with a third party from granting such an exclusive license. In the event that 3DP is so contractually prohibited from granting such an exclusive license, 3DP shall grant to DPC as broad a scope of license as it is permitted (for example, a non-exclusive license) and 3DP shall use its reasonable best efforts to negotiate with such third party to remove such contractual prohibition so as to allow 3DP to grant DPC the foregoing exclusive license under such 3DP Patents.

     5.3 Unblocking License Grant to DPC. Subject to the limitation set forth in Section 5.2 and subject to the other terms and conditions of this Agreement, 3DP hereby grants to DPC a worldwide, nonexclusive license, with right to sublicense, to develop, make, have made, use, sell, offer for sale, have sold, import and have imported 3DP Compounds, Derivative Compounds, and Licensed Products, under any 3DP patent rights which would otherwise be infringed by DPC but for this license.

     5.4 Ownership of Custom Accessible Library Compounds. DPC shall own Custom Accessible Libraries and the compounds they contain that are produced in the course of the Research Program. However, DPC agrees to grant 3DP a fully paid up, nonexclusive, worldwide license in order to use chemical process methodologies developed for the synthesis of Custom Accessible Library compounds for 3DP discovery programs.

     5.5 Grant-back of Rights to 3DP Outside of the Field After Termination of the Research Program. After a period of [**] following termination of the Research Program, DPC agrees to grant back to 3DP a fully paid up non-exclusive license, with the right to sublicense, for use outside of the Field, for 3DP Compounds which are not being developed by DPC, under any applicable Research Program Patents owned by DPC; provided, however, that the foregoing grant back shall not apply to compounds [**].

     5.6 Non-assertion by DPC. DPC agrees that it shall not assert against 3 DP any DPC patent claim where (a) the patent claims priority of a patent application filed during the Research Program or [**] following termination of the Research Program and (b) the claim covers an invention which is an improvement or enhancement to the [**] and such invention falls within the scope of the claims of the [**].

Article 6. CONFIDENTIAL INFORMATION

     6.1 Confidentiality Obligations. The Parties agree that, for the term of this Agreement and for ten (10) years thereafter, either Party that receives Confidential Information (a "Receiving Party") from the other Party (a "Disclosing Party") shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose (except as expressly permitted hereunder) any Confidential Information furnished to it by the "Disclosing Party" pursuant to this Agreement (including without limitation, know-how), except to the extent that it can be established by the Receiving Party that such Confidential Information:

**Certain portions of this Exhibit have been ommitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

             (a) was already known to the Receiving Party, other than under an obligation of confidentiality from the Disclosing Party;

             (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

             (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;

             (d) was subsequently lawfully disclosed to the Receiving Party by a Third Party;

             (e) can be shown by written records to have been independently developed by the Receiving Party without reference to the Confidential Information received from the Disclosing Party and without breach of any of the provisions of this Agreement; or

             (f) the disclosing party has specifically agreed in writing that the receiving party may disclose.

     The obligations of confidentiality and non-use set forth in this Section
6.1 shall also apply to biological material and chemical compounds and associated information (including without limitation know-how) disclosed by one Party to the other prior to or during the term of this Agreement; provided however, that such obligation of confidentiality and non-use shall not apply with respect to compounds which are assigned to DPC or exclusively licensed to DPC by 3DP.

     6.2     Written Assurances and Permitted Uses of Confidential Information.

             (a) Each Party shall inform its employees and consultants who perform substantial work on the Research Program, of the obligations of confidentiality specified in Section 6.1 and all such persons shall be bound by the terms of confidentiality set forth therein.

             (b) The Receiving Party may disclose Confidential Information to the extent the Receiving Party is compelled to disclose such information by a court or other tribunal of competent jurisdiction, provided however, that in such case the Receiving Party shall immediately give notice to the Disclosing Party so that the Disclosing Party may seek a protective order or other remedy from said court or tribunal. In any event, the Receiving Party shall disclose only that portion of the Confidential Information that, in the opinion of its legal counsel, is legally required to be disclosed and will exercise reasonable efforts to ensure that any such information so disclosed will be accorded confidential treatment by said court or tribunal.

             (c) To the extent it is reasonably necessary or appropriate to fulfill its obligations and exercising its rights under this Agreement, DPC may disclose Confidential Information to its Affiliates, licensees and sublicensees on a need-to-know basis on condition that such Affiliates, licensees and parent companies agree to keep the Confidential Information confidential for the same time periods and to the same extent as DPC is required to keep the

Confidential Information confidential under this Agreement.

          (d) DPC or its licensees and 3DP may disclose such Confidential Information to government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain patents covering any 3DP Compound, Derivative Compound or Product or authorizations to conduct clinical trials with and to commercially market any Product.

          (e) The existence and the terms and conditions of this Agreement which the Parties have not specifically agreed to disclose pursuant to this Section 6.2 shall be treated by each Party as Confidential Information of the other Party.

          (f) If a Party is required to make any disclosure of the other Party's Confidential Information, it will give at least thirty (30) days written, advance notice to the latter Party of such disclosure requirement. If a Party is required to disclose Confidential Information to comply with applicable laws or governmental regulations, including but not limited to submitting information to tax authorities or to comply with any discovery or similar request for production of documents in litigation or similar alternative dispute resolution proceedings, such party may make such disclosure provided it gives prompt notice to the other Party, and provided it makes all reasonable efforts to comply with all administrative or other procedures or to establish a reasonable protective or similar order under which the confidential nature of the information will be maintained.

     6.3 Permitted Disclosures for Business Development Purposes. Notwithstanding the foregoing, or any other provision in this Agreement to the contrary, 3DP may describe the financial terms of this Agreement in confidence, in connection with capital raising or financing activities, or in connection with a potential acquisition of 3DP, provided however, that any such recipient of such disclosure shall agree in writing to keep such terms confidential for the same time periods and to the same extent as 3DP is required to keep Confidential Information confidential under this Agreement. Furthermore, DPC acknowledges that 3DP may be obligated to disclose terms of this Agreement and make public a copy of this Agreement in the event it becomes a public company as required by applicable U.S. law; provided however, that the terms and copy of this Agreement shall be redacted such that the extent of any such disclosure shall be limited to that which in the opinion of 3DP's legal counsel is legally required to be disclosed.

Article 7. PATENTS AND INTELLECTUAL PROPERTY

     7.1  Title to Patents.

          (a) Subject to the other provisions of this Agreement, all Research Program Patents shall be owned by DPC, to the extent that they claim: (1) Custom Accessible Libraries synthesized by 3DP and based on SAR provided by DPC; (2) Qualified Lead Compounds; (3) Active Compounds and (4) Licensed Products. All other Research Program Patents shall be individually or jointly owned, depending on the inventive contributions of each Party. Inventorship will be determined under U.S. patent law.

          (b) In accordance with the grant of rights under this Agreement, all employees and consultants who are inventors on any patents arising under work carried out under the Research Program shall assign to such Party or Parties all inventions made by such persons during the course of performing the Research Program.

     7.2  Filing of Patent Applications and Expenses.

          (a) DPC has the night but not the obligation to pursue and maintain Research Program Patents that it owns, at its own cost. 3DP has the right but not the obligation to pursue and maintain Research Program Patents that it owns, at its own cost.

          (b) Where there is co-ownership of any Research Program Patents, the Parties will decide who is in the best position to file and pursue patent applications, and shall regularly provide each other with copies of all filings and other material submissions and correspondence with the patent offices, in sufficient time to allow for review and comment. The costs of prosecuting and maintaining patent applications that are jointly owned shall be shared equally by the Parties.

     7.3  Enforcement of Patents.

          (a) If either Party considers that a Valid Claim of any of the Research Program Patents claiming the manufacture, use or sale of Active Compounds or Licensed Products is being infringed by a Third Party, it shall notify the other Party and provide it with any evidence of such infringement which is reasonably available. DPC shall have the right but not the obligation, at it own expense, to attempt to remove such infringement by commercially appropriate steps, including a lawsuit. If required by law, 3DP shall join such suit as a party, at DPC's expense. In the event DPC fails to take commercially appropriate steps with respect to such infringement within six months following notice of such infringement, 3DP shall have the night to do so at its expense, provided that DPC shall not be required to enforce such Research Program Patents against more than one entity or in more than one country at any one time.

          (b) Any amounts recovered by DPC pursuant to subsection (a), above, whether by settlement or judgment shall be reported as Net Sales for the purpose of calculating any applicable royalties to 3DP, after deduction of DPC's reasonable expenses in making such recovery. If 3DP enforces such patents pursuant to subsection (a), then any amounts recovered by 3DP shall be retained by 3DP.

          (c) The Party not enforcing the Research Program Patents pursuant to subsections (a) above, shall provide reasonable assistance to the other Party, including providing access to relevant documents and other evidence and making its employees available, subject to the enforcing Party's reimbursement of any out-of-pocket expenses incurred by the other Party.

          (d) If either Party considers that a Valid Claim of any of the jointly owned Research Program Patents other than those Research Program Patents covered by subsections (a) above, is being infringed by a Third Party, it shall notify the other Party and provide it with any evidence of such infringement which is reasonably available. The Parties agree to discuss in good faith the enforcement of any such jointly owned Research Program Patents. If such Patents are enforced by either Party, the Party not enforcing such Research Program Patents shall provide reasonable assistance to the other Party, including providing access to relevant documents and other evidence and making its employees available, subject to the enforcing Party's reimbursement of any out-of-pocket expenses incurred by the other Party.

     7.4 Third Party Patent Rights. If any warning letter or other notice of infringement is received by a Party, or action, suit or proceeding is brought against a Party alleging infringement of a patent of any Third Party in the manufacture, use or sale of an Active Compound or Licensed Product or in the conduct of the Research Program, the Parties shall promptly discuss and decide the best way to respond.

Article 8. INDEMNIFICATION

     8.1 Indemnification by DPC. DPC shall indemnify, defend and hold 3DP and its agents, employees and directors (the " 3DP Indemnitees") harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys' fees) arising out of Third Party claims or lawsuits related to (a) DPC's performance of its obligations under this Agreement; or (b) the manufacture, use or sale of Licensed Products by DPC and its Affiliates, sublicensees, distributors and agents, except to the extent such claims or suits result from the breach of any of the provisions of this Agreement, negligence or willful misconduct of the 3DP Indemnitees. Upon the assertion of any such claim or suit, the 3DP Indemnitees shall promptly notify DPC thereof and DPC shall appoint counsel reasonably acceptable to the 3DP Indemnitees to represent the 3DP Indemnitees with respect to any claim or suit for which indemnification is sought. The 3DP Indemnities shall not settle any such claim or suit without the prior written consent of DPC, unless they shall have first waived their rights to indemnification hereunder.

     8.2 Indemnification By 3DP. 3DP shall indemnify, defend and hold DPC and its agents, employees and directors (the "DPC Indemnitees") harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys' fees) arising out of Third Party claims or lawsuits related to 3DP's performance of its obligations under this Agreement, except to the extent that such claims or suits result from the breach of any of the provisions of this Agreement, negligence or willful misconduct of the DPC Indemnitees. Upon the assertion of any such claim or suit, the DPC Indemnitees shall promptly notify 3DP thereof and 3DP shall appoint counsel reasonably acceptable to the 3DP Indemnitees to represent the DPC Indemnitees with respect to any claim or suit for which indemnification is sought. The DPC Indemnitees shall not settle any such claim or suit without the prior written consent of 3DP, unless they shall have first waived their rights to indemnification hereunder.

Article 9. TERM AND TERMINATION

     9.1 Term. This Agreement shall commence upon the Effective Date. The term of the Research Program shall expire on December 31, 2001 unless extended as provided under Section 2.5. This Agreement otherwise shall terminate upon expiration of the last Research Program Patent owned by DPC that claims Active Compounds or Licensed Products.

     9.2 Termination of the Research Program Without Cause. DPC may terminate the Research Program upon ninety (90) days advance written notice during the initial or any extended term of the Research Program. However, termination fees may be due as provided in Section 4.3.

     9.3 Breach. The failure by a Party to comply with any of the material obligations contained in this Agreement shall entitle the other Party to give notice to have the default cured. If such default is not cured within sixty
(60) days after the receipt of such notice, or diligent steps are not taken to cure if by its nature such default could not be cured within sixty (60) days, the notifying Party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, and in addition to any other remedies that may be available to it, to terminate this Agreement, provided, however, that such right to terminate shall be stayed in the event that, during such 60 day period, the Party alleged to have been in default shall have: (i) initiated arbitration in accordance with Section 12. 1, below, with respect to the alleged default, and (ii) diligently and in good faith cooperated in the prompt resolution of such arbitration proceedings.

     9.4 No Waiver. The right of a Party to terminate this Agreement, as provided in Section 9.3, shall not be affected in any way by its waiver or failure to take action with respect to any prior default.

     9.5  Insolvency or Bankruptcy.

          (a) Either Party may, in addition to any other remedies available by law or in equity, terminate this Agreement by written notice to the other Party in the event the latter Party shall have become insolvent or bankrupt, or shall have an assignment for the benefit of its creditors, or there shall have been appointed a trustee or receiver of the other Party or for all or a substantial part of its property or any case or proceeding shall have been commenced or other action taken by or against the other Party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, or there shall have been issued a warrant of attachment, execution, distraint or similar process against any substantial part of the property of the other Party, and any such event shall have continued for 90 days undismissed, unbonded and undischarged.

          (b) All rights and licenses granted under or pursuant to this Agreement by DPC or 3DP are, and shall otherwise be deemed to be, for purposes of-Section 365(n) of the U.S. Bankruptcy Code, licenses of right to "Intellectual property" as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Parties under the U.S. Bankruptcy Code, the Parties hereto which is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in their possession, shall be promptly delivered to them (i) upon any such commencement of a bankruptcy proceeding upon their written request therefor, unless the Party subject to such proceedings elects to continue to perform all of their obligations under this Agreement or
                    (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by a nonsubject Party.

     9.6 Consequences of Termination. Upon termination or expiration of the Research Program portion of this Agreement, each Party shall promptly return all records and materials relevant to the Research Program in its possession or control containing the other Party's Confidential Information and to which the former Party does not retain rights hereunder. Upon termination of this Agreement, all remaining records and materials in its possession or control containing the other Party's Confidential Information and to which the former Party does not retain rights hereunder shall promptly be returned.

     9.7 Survival of Obligations. The termination or expiration of this Agreement shall not relieve the Parties of any obligations accruing prior to such termination, and any such termination shall be without prejudice to the rights of either Party against the other. The provisions of Articles 4 - 8, Sections 9.4, 9.6, 9.7 and Articles 12 and 13 shall survive any termination of this Agreement.

Article 10. DEVELOPMENT, REGULATORY AND COMMERCIALIZATION RESPONSIBILITIES

     10.1 Development, Regulatory and Commercialization Responsibilities. DPC shall be responsible for all development, regulatory filings and related submissions that are made in connection with the commercialization of Licensed Products, and all commercialization activities with respect to Licensed Products, and shall do so at DPC's sole discretion and expense.

Article 11. REPRESENTATIONS AND WARRANTIES

     11.1 Authority. Each Party represents and warrants that it has the full right, power and authority to execute, deliver and perform this Agreement.

     11.2 Commercially Reasonable Efforts. DPC represents and warrants that it will use good faith commercially reasonable and diligent efforts to develop and to commercialize Active Compounds and Licensed Products, consistent with sound business judgment.

     11.3 No Conflicts. Each Party represents and warrants that the execution, delivery and performance of this Agreement does not conflict with, or constitute a breach or default under any of its charter or organizational documents, any law, order, judgment or governmental rule or regulation applicable to it, or any material agreement, contract, commitment or instrument to which it is a party.

     11.4 No Existing Third Party Rights. The Parties represent and warrant that their obligations under this Agreement are not encumbered by any rights granted by either Party to any Third Parties, which are or may be inconsistent with the rights and licenses granted in this Agreement.

     11.5 Continuing Representations. The representations and warranties of each Party contained in this Article 11 shall survive the execution and delivery of this Agreement and shall remain true and correct at all times during the term of this Agreement with the same effect as if made on and as of such later date.

     11.6 No Warranty as to Commercial Success. 3DP offers no warranty that use of the 3DP DirectedDiversity? Technology under this Agreement will result in the discovery or the successful commercialization of a Licensed Product for use against the Target in the Field.

Article 12. DISPUTE RESOLUTION

     12.1 Dispute Resolution.  Any dispute concerning or arising out of this
          ------------------
Agreement or concerning the existence or validity hereof, shall be determined by the following procedure.

          (a) Both Parties understand and appreciate that their long term mutual interest will be best served by affecting a rapid and fair resolution of any claims or disputes which may arise out of services performed under this contract or from any dispute concerning the terms of this Agreement. Therefore, both Parties agree to use their best efforts to resolve all such disputes as rapidly as possible on a fair and equitable basis. Toward this end, both Parties agree to develop and follow a process for presenting, rapidly assessing, and settling claims on a fair and equitable basis which takes into account the precise subject and nature of the dispute.

          (b) If any dispute or claim arising under this Agreement cannot be readily resolved by the Parties pursuant to the process described above, then the Parties agree to refer the matter to a panel consisting of the Chief Executive Officer ("CEO") of each Party or their designees for review and a non-binding resolution. A copy of the terms of this Agreement, agreed upon facts (and areas of disagreement), and concise summary of the basis for each side's contentions will be provided to both such CEOs or their designees who shall review the same, confer, and attempt to reach a mutual resolution of the issue.

          (c) If the matter has not been resolved utilizing the foregoing process, and the Parties are unwilling to accept the non-binding decision of the indicated panel, either or both Parties may elect to pursue definitive resolution through binding arbitration, which the Parties agree to accept in lieu of litigation or other legally available remedies (with the exception of injunctive relief where such relief is necessary to protect a Party from irreparable harm pending the outcome of any such arbitration proceeding). Binding arbitration shall be settled in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce by a panel of three arbitrators chosen in accordance with these Rules. This Agreement shall be governed by and construed in accordance with the substantive laws of the

State of Delaware without regard to the conflicts of laws provisions of Delaware. The arbitration will be held in Wilmington, Delaware. Judgment upon the award rendered may be entered in any court having jurisdiction and the Parties hereby consent to the said jurisdiction and venue, and further irrevocably waive any objection which either Party may have now or hereafter to the laying of venue of any proceedings in said courts and to any claim that such proceedings have been brought in an inconvenient forum, and further irrevocably agree that a judgment or order in any such proceeding shall be conclusive and binding upon the Parties and may be enforced in the courts of any other jurisdiction.

Article 13. MISCELLANEOUS PROVISIONS

     13.1 Entire Agreement of the Parties. This Agreement and its Appendices constitute and contain the entire understanding and agreement of the Parties respecting the subject matter of this Agreement and cancels and supersedes any all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter.

     13.2 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

     13.3 Binding Effect. This Agreement and the rights granted herein shall be binding upon and shall inure to the benefit of 3DP, DPC and their successors and permitted assigns.

     13.4 Assignment. This Agreement may be assigned by either Party in connection with the sale or transfer of substantially all of its assets that relate to this Agreement, or in the event of its merger or consolidation or change of control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. If 3DP acquires, is acquired by, merges with or otherwise combines with a company that has substantial activities in the Field and is a significant competitor of DPC, DPC may require 3DP to take reasonable actions necessary to ensure that any of DPC's Confidential Information, trade secrets or proprietary information is not disclosed to personnel within such company directly involved in such competitive activities.

     13.5 No Implied Licenses. No rights to any Patents, know-how or technical information, or other intellectual property rights, other than as explicitly identified herein, are granted or deemed granted by this Agreement. No right, expressed or implied, is granted by this Agreement to a Party to use in any manner the name or any other trade name or trademark of the other Party in connection with the performance of this Agreement.

     13.6 No Waiver. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition.

     13.7 Force Majeure. The failure of a Party to perform any obligation under this Agreement by reason of acts of God, acts of governments, riots, wars, strikes, accidents or deficiencies in materials or transportation or other causes of a similar magnitude beyond its control shall not be deemed to be a breach of this Agreement.

     13.8 Independent Contractors. Both Parties are independent contractors under this Agreement. Nothing contained in this Agreement is intended nor is to be construed so as to constitute 3DP or DPC as partners or joint venturers with respect to this Agreement. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any other contract, agreement, or undertaking with any Third Party.

     13.9 Notices and Deliveries. Any formal notices, request, delivery, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given when it is received, whether delivered in person, transmitted by facsimile with contemporaneous confirmation, or delivery by registered letter (or its equivalent) or delivery by certified overnight courier service, to the Party to which it is directed at its address shown below or such other address as such Party shall have last given by notice to the other Parties.

                         If to DPC:


                         Vice President, Product Planning and Acquisitions DuPont Pharmaceuticals Company
                         974 Centre Road, Chestnut Run Plaza
                         Wilmington, DE 19805
                         Fax: 302-992-3040

                         with a copy to:
                         Associate General Counsel
                         Legal Division
                         DuPont Pharmaceuticals Company
                         974 Centre Road, Chestnut Run Plaza, WR1028 Wilmington, DE 19805
                         Fax: 302-992-3999

                         If to 3DP:

                         3-Dimensional Pharmaceuticals, Inc.
                         Eagleview Corporate Center
                         665 Stockton Drive, Suite 104
                         Exton, PA 10341

                         ATTN: Chief Executive Officer with a copy to:

                         Morgan, Lewis & Bockius LLP
                         1701 Market Street
                         Philadelphia, PA 19103

                         ATTN: David R. King, Esq.

     13.10 Public Announcements. The Parties shall consult with each other and reach mutual written agreement before making any public announcement concerning this Agreement or its subject matter. A joint press release to announce the signing of this Agreement is attached as Appendix B to this
                                                      ----------
Agreement, and the Parties agrees to coordinate the dissemination of this press release. Notwithstanding the foregoing, the Parties may disclose the existence and general nature of this Agreement and may make disclosures for purposes of satisfying legal and regulatory requirements in accordance with Article 6; however, neither Party shall use the name of the other Party for promotional purposes.

     13.11 Headings. The captions to the sections and articles in this Agreement are not a part of this Agreement, and are included merely for convenience of reference only and shall not affect its meaning or interpretation.

     13.12 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, so long as the Agreement, taking into account said voided provision(s), continues to provide the Parties with the same practical economic benefits as the Agreement containing said voided provision(s) did on the date of
this Agreement.   If, after taking into account said voided provision(s), the
Parties are unable to realize the practical economic benefit contemplated on the date of this Agreement, the Parties shall negotiate in good faith to amend this Agreement to reestablish the practical economic benefit provided the Parties on the date of this Agreement.

     13.13 No Consequential Damages. IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS RESPECTIVE AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHER WISE, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS OR REVENUE, OR CLAIMS OF CUSTOMERS OF ANY OF THEM OR OTHER THIRD PARTIES FOR SUCH OR OTHER DAMAGES.

     13.14 Applicable Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without reference to its conflicts of laws provisions.

     13.15 Advice of Counsel. DPC and 3DP have each consulted with counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one party or another and will be construed accordingly.

     13.16 Counterparts. This Agreement may be executed in counterparts, or facsimile versions, each of which shall be deemed to be an original, and both of which together shall be deemed to be one and the same agreement.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first above written, each copy of which shall for all purposes be deemed to be an original.


3 DIMENSIONAL                              DUPONT PHARMACEUTICALS
PHARMACEUTICALS, INC.                      COMPANY

By: /s/  David C. U'Prichard               By: /s/ Paul A. Friedman, M.D.
   ------------------------------             ---------------------------
Name:  David C. U'Prichard, Ph.D.          Name:   Paul A. Friedman, M.D.

Title:  Chief Executive Officer            Title:  President, DuPont Pharmaceuticals
                                                   Research Laboratories

Appendix A [**]












**This page and the next two pages of this Exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted pages have been filed separately with the Commission.

                       Appendix B - Joint Press Release


FOR IMMEDIATE RELEASE

For 3DP, Contact:                               For DuPont, Contact:
--------------------------------------------------------------------------------

Business
Michael J. Wassil                               Thomas R. Barry
Chief Financial Officer                         302-992-5020
610-458-6073

Media
Jerry Parrott
Jerry Parrott & Associates
703-757-0950

                   DuPont and 3-Dimensional Pharmaceuticals
                     Announce Drug Discovery Collaboration

  - DuPont also Licenses 3DP's DirectedDiversity(R) Drug Discovery Patents -


Exton, PA and Wilmington, DE - February XX, 2000 - DuPont Pharmaceuticals Company, a wholly-owned independent subsidiary of DuPont (NYSE: DD), and 3-Dimensional Pharmaceuticals, Inc. (3DP) today announced a strategic collaboration in which 3DP will use its proprietary DirectedDiversity(R) technology to assist DuPont Pharmaceuticals in the discovery of innovative new drugs for specific biological targets.

3DP will apply its iterative drug discovery process to generate custom combinatorial chemistry libraries based on molecules and information provided by DuPont Pharmaceuticals and will optimize those molecules into preclinical drug candidates. DuPont Pharmaceuticals will be responsible for preclinical and clinical development, marketing and sales of the resulting products.

For the initial target, 3DP will receive payments of up to $9 million, including an up-front technology access fee, research and development funding and milestone payments. 3DP will also receive royalties on sales of resulting products and will be eligible to receive additional payments if more than one target is selected to be included in the collaboration.

The parties also announced an additional agreement in which DuPont Pharmaceuticals will obtain a nonexclusive license to 3DP's proprietary DirectedDiversity drug discovery patents. Under the license agreement, DuPont Pharmaceuticals will receive a non-exclusive license to 3DP's DirectedDiversity patents in support of DuPont Pharmaceuticals internal research programs, and will pay an annual Site License fee for each DuPont Pharmaceuticals facility using the technology,

"DuPont Pharmaceuticals is committed to aggressive exploration and use of leading-edge discovery technologies to speed the process of research and development and to improve the quality of new drugs entering clinical trials," said Paul Friedman, M.D., President of DuPont Pharmaceuticals Research Laboratories.

David C. U'Prichard, Ph.D., Chief Executive Officer of 3-Dimensional Pharmaceuticals, noted that 3DP's technology platform allows the company to discover and refine drugs against a wide range of molecular targets more quickly than conventional approaches. "DuPont is one of the great pioneering research based companies, and we are particularly pleased with this important recognition of 3DP's proprietary DirectedDiversity drug discovery process. Our scientists look forward with great anticipation to working with their colleagues at DuPont Pharmaceuticals," he said. "We are confident that the collaboration we are announcing today will prove productive for both parties."

DirectedDiversity(R) Chemi-Informatic Technology uses proprietary computer algorithms to design, select and iteratively refine combinatorial libraries of novel, small-molecule drugs based on screening "hits" obtained from 3DP or other screening libraries, target-protein 3D structures, or pharmacophore models derived from lead compounds.

To prime the discovery process, 3DP has synthesized DirectedDiversity(R) Screening Libraries totaling more than 200,000 individually synthesized drug-like compounds. These compounds represent proven pharmacophore classes and constitute an optimally diverse sampling of the DirectedDiversity(R) Accessible Compound Libraries, which now total more than 1.5 billion compounds, each of which is available for on-demand synthesis using parallel synthesis technology.

DirectedDiversity(R) is a major component of 3DP's DiscoverWorks(TM), which provides a uniquely integrated platform for the high-throughput synthesis, screening, and optimization of chemical compounds. DiscoverWorks(TM) can be applied flexibly to a wide range of molecular targets identified through genome sequencing efforts -even in situations where the target's biological function is ambiguous or unknown. DiscoverWorks(R) enhances the efficiency of conventional drug discovery, making the process more rapid and reliable.

Earlier this year, 30P received the fourth in a series of patents covering its DirectedDiversity(R) process. DirectedDiversity(R) controls and manages the overall information flow for combinatorial drug discovery and provides the computational tools needed to optimize drug properties rapidly using parallel automated chemical synthesis. 3DP has a flexible licensing program available to those companies interested in obtaining licenses to its DirectedDiversity(R) patent portfolio.

Based in Wilmington, Delaware, DuPont Pharmaceuticals is a worldwide business that focuses on research, development and delivery of pharmaceuticals to treat unmet medical needs in the fight against HIV, cardiovascular disease, central nervous system disorders, cancer and inflammatory diseases. The company also is a leader in medical imaging.

DuPont is a science company, delivering science-based solutions that make a difference in people's lives in food and nutrition, health care, apparel, home and construction, electronics, and transportation. Founded in 1802, the company operates in 65 countries and has 97,000 employees.

3-Dimensional Pharmaceuticals, Inc. (http://www.3dp.com) is a leading innovator
in drug discovery.   The company has developed a proprietary technology platform known as DiscoverWorks, which uniquely integrates structure-based drug design, combinatorial chemistry and high-throughput screening. DiscoverWorks reduces discovery costs, increases the rate of success and enhances the ultimate commercial value of a drug development pipeline. 3DP is using its proprietary technology both in collaboration with other companies and in its own research programs, which currently target orally active small-molecule pharmaceuticals to treat cardiovascular disease and cancer.